EXHIBIT 99.1

Cortland Bancorp Earns $1.1 Million for the First Quarter 2015

CORTLAND, Ohio, April 29, 2015 (GLOBE NEWSWIRE) -- Cortland Bancorp (OTCQB:CLDB), the holding company for Cortland Savings and Banking Company, today reported net income of $1.1 million, or $0.25 per share, for the first quarter of 2015, compared to $1.3 million, or $0.29 per share, for the first quarter of 2014, and $543,000 for the fourth quarter of 2014. First quarter profits were generated from solid balance sheet metrics and enhanced by solid contributions from its wealth management and mortgage banking business lines.

"We generated solid earnings in the first quarter of 2015, boosted by a healthy loan demand and improved results in fee income business. In spite of fierce competition, we were able to grow our loan portfolio," said James M. Gasior, President and Chief Executive Officer.  "At the same time, mortgage banking is rebounding, which we anticipate will continue to bolster non-interest income. Our wealth management business is also doing very well and is a strategic component of our franchise." Return on average assets (ROAA), a key measure of bank profitability, was 0.82% in the first quarter, and return on average equity (ROAE) was 8.15%.

"We continue to position Cortland for future growth by strengthening our balance sheet, and capital base while continuing to explore new opportunities," added Gasior. "In fact, to further expand our presence in Cleveland, and to service the increased loan demand in that market, we hired an additional business development officer in the first quarter. We also hired another mortgage lender in Akron, who is already contributing to our mortgage lending activity. Commercial real estate loans and business loan demand is healthy, and our team of highly-experienced bankers are ideally positioned to serve businesses throughout our communities."

First Quarter 2015 (at, or for the period March 31, 2015):

  Earnings per share were $0.25, compared to $0.29 for 1Q14, and $0.12 for 4Q14.
  Non-interest income increased 23% to $1.1 million, compared to $858,000 for 1Q14, and grew 17% from $898,000 for 4Q14.
  Average total loans increased 5% to $348.2 million, from $331.5 million for the first quarter 2014.
  Net interest margin was 3.66% for the first quarter, compared to 3.70% for the first quarter a year ago, and 3.68% in the linked quarter.
  Nonperforming loans to total loans was 2.70%, compared to 1.89% for 1Q14. Excluding performing restructured loans, the ratio of nonperforming loans to total loans was 1.65% in 1Q15.
  Allowance for loan losses as a percentage of total loans was 1.56% for the first quarter, compared to 1.30% at March 31, 2014.
  Cortland Bancorp remained well capitalized with total risk-based capital to risk-weighted assets of 15.63% and tangible equity to tangible assets of 10.28%.
  A quarterly cash dividend of $0.06 per share will be payable on or after June 1, 2015 to shareholders of record on May 12, 2015.

Operating Results

Net Interest Income

The net interest income increased 2% to $4.6 million for the first quarter of 2015, compared to $4.5 million for both the first and fourth quarters of 2014, primarily due to higher average loan balances and lower cost of funds. Provision for loan losses was $160,000 for the first quarter of 2015, compared to $150,000 for the first quarter a year ago and $1,150,000 for the fourth quarter 2014.

Net Interest Margin

The net interest margin was relatively stable at 3.66% for the first quarter of 2015, compared to 3.70% for the first quarter of 2014, and 3.68% for the fourth quarter of 2014.  "While we are seeing some pressure on our net interest margin, we are gradually shifting assets into higher yielding loans which we expect will continue to stabilize our margin going forward," said David Lucido, Senior Vice President and Chief Financial Officer. "That being said, our net interest margin is healthy and compares well with industry averages."

Non-Interest Income

Total non-interest income increased 23% to $1.1 million for the first quarter of 2015, compared to $858,000 for the first quarter of 2014, and grew 17% from $898,000 for the fourth quarter of 2014. The increase in non-interest income was primarily attributable to wealth management fees and the steady pick up in mortgage loan volumes, which generate income on loan sales.

"Our Cortland Group of Investment Advisors continues to add to non-interest fee income and contributed $190,000 to quarterly revenues," commented Lucido. "Our financial advisors provide non-deposit investment advisory services to customers in the bank's branch network in affiliation with a third-party marketing and sales support provider. As assets under management grow, fee income from wealth management sources will enhance our revenue stream." Assets under management increased 81% to $26.2 million at March 31, 2015, from $14.5 million a year ago.

"We are also now offering a new service to our borrowers that allow them to lock-in current rates on their loans for up to 15 years, which we then hedge through interest rate swap instruments," added Gasior. These swap transactions generated $94,000 in the fee income in the first quarter.  We typically only offer interest rate swaps to limit or manage exposure to fluctuations in interest rates for our more sophisticated borrower with higher balance loans."

Operating Expenses

Non-interest expense increased $371,000 from the first quarter of 2014, primarily as a result of increases in commission-based compensation generated by the higher production from both wealth management advisors and mortgage lenders. Non-interest expense declined $121,000 from the fourth quarter of 2014. Total non-interest expense was $4.0 million for the first quarter of 2015, compared to $3.6 million for the first quarter of 2014, and $4.1 million for the fourth quarter of 2014.

The efficiency ratio ticked up for the first quarter of 2015 at 68.29%, compared to 65.33% for the first quarter of 2014, but declined from 72.72% for the fourth quarter of 2014.

Income tax expense for the first quarter of 2015 was $321,000, compared to $419,000 for the first quarter of 2014, and $21,000 for the fourth quarter of 2014.  "The effective tax rate for the first quarter of 2015 was 21.8%, which is a normalized tax rate for us, based on the current rate of profitability and tax free components of our revenue stream," said Lucido.

Balance Sheet and Asset Quality

Total assets were $556.0 million at March 31, 2015, compared to $525.9 million at March 31, 2014, and $568.9 million at December 31, 2014.

The investment securities available-for-sale totaled $170.5 million at March 31, 2015, compared to $170.0 million at March 31, 2014, and $170.1 million at December 31, 2014. At the end of March 31, 2015, the securities-available-for-sale were primarily comprised of high-grade mortgage-back securities issued by U.S. Government sponsored entities.

Average total loans increased 5.0% to $348.2 million at March 31, 2015, compared to $331.5 million a year ago and grew 4% from $335.9 million at December 31, 2014. Total loans increased 10% to $343.9 million at March 31, 2015, from $312.2 million at March 31, 2014, and declined by 5% from $360.2 million at December 31, 2014.

"We have several customers who increase both their loan and deposit balances at the end of the year for their business management needs, which creates a seasonal increase in our year end totals for both loans and deposits. This seasonality added approximately $22.5 million to year end totals for both loans and deposits, which ran off early in the first quarter," said Gasior. "While these seasonal business transactions, impact our year end balances, we are happy to provide much needed services to our customers, which also contribute a modest increase to interest income, providing a boost to overall profitability. We view it as a win-win for all parties."

Average total deposits increased 5% to $447.2 million at March 31, 2015, from $425.8 million at March 31, 2014, and grew 2% from $437.9 million at December 31, 2014. Total deposits grew 5% to $439.5 million at March 31, 2015, compared to $417.4 million at March 31, 2014 and decreased 4% from $456.8 million at December 31, 2014.

"Although our asset quality declined slightly during the quarter, we are exercising due diligence and closely monitoring our nonperforming loans," commented Gasior. Non-performing loans as a percentage of total loans was 2.70% at March 31, 2015, compared to 1.89% at March 31, 2014, and 2.58% at year-end 2014.  At March 31, 2015, the allowance for loan losses as a percentage of total loans was 1.56%, compared to 1.30% for the year ago quarter, and 1.44% at December 31, 2014. The provision for loan losses was $160,000 in the first quarter of 2015, compared to $150,000 in the first quarter of 2014 and $1,150,000 in the fourth quarter 2014.

Nonaccrual loans grew to $5.67 million, or 1.65% of loans, at March 31, 2015, compared to $1.86 million, or 0.59% of loans, at March 31, 2014, and $5.56 million, or 1.54% of loans at year end 2014. Recoveries of $38,000 exceeded charge-offs during the quarter, leaving a net recovery of $3,000. By comparison, net recoveries were $137,000 for the first quarter in 2014, compared to net charge-offs of $26,000, or 0.63% of total average loans for the fourth quarter of 2014. The increase from the first quarter of 2014 was primarily the result of a limited number of commercial credits rather than a broad deterioration in one or more products or industries.

Capital and Dividends

Cortland Bancorp continues to remain well capitalized under all regulatory measures, with capital ratios exceeding the statutory well-capitalized thresholds by an ample margin. For the quarter ended March 31, 2015, capital ratios were as follows:

Ratio	Cortland Bancorp	Bank	Well-capitalized Minimum
Tier 1 leverage ratio	10.74%	9.28%	5.00%
Tier 1 risk-based capital ratio	14.39%	12.46%	8.00%
Total risk-based capital ratio	15.63%	15.16%	10.00%

Cortland announced its quarterly cash dividend this quarter. The dividend will be payable on or after June 1, 2015 to shareholders of record on May 12, 2015. "This quarterly cash dividend reflects our commitment to return value to shareholders, and it is a testament to the strength of our core banking franchise and the performance of our team members," Gasior commented. The Board also recently approved a 200,000 share repurchase authorization for the remainder of 2015.

Regional Conditions

Ohio and U.S. Employment Situation (Seasonally Adjusted) -- Ohio's unemployment rate was 5.1% in January 2015, unchanged from a revised 5.1% in December 2014. Ohio's nonfarm wage and salary employment increased 25,100 over the month, from a revised 5,369,900 in December to 5,395,000 in January. The number of workers unemployed in Ohio in January was 293,000, up 1,000 from 292,000 in December. The number of unemployed has decreased by 78,000 in the past 12 months from 371,000. The January unemployment rate for Ohio was down from 6.5% in January 2014. The U.S. unemployment rate for January was 5.7%, up from 5.6% in December, and down from 6.6% in January 2014. http://jfs.ohio.gov/RELEASES/unemp/201502/index.stm

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company's bank subsidiary, The Cortland Savings and Banking Company conducts business through twelve full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, and Ashtabula in Northeastern Ohio. A thirteenth banking office is currently under construction in Mahoning County with an expected fourth quarter grand opening. For additional information about Cortland Banks visit http://www.cortland-banks.com.

Forward Looking Statement.

This release may contain "forward-looking statements" that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management's plans and objectives for future operations are forward-looking statements. When used in this report, the words "anticipate," "believe," "estimate," "expect," and "intend" and words or phrases of similar meaning, as they relate to Cortland Bancorp or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management's expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy, as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

SELECTED FINANCIAL DATA
(In thousands of dollars, except for ratios and per share amounts)
Unaudited
	Three Months Ended
	March 31, 2015	March 31, 2014	Var %	Dec. 31, 2014	Var %
SUMMARY OF OPERATIONS
Interest income	$ 5,217	$ 5,217	0%	$ 5,222	(0)%
Interest expense	(648)	(744)	(13)	(688)	(6)
Net interest income	4,569	4,473	2	4,534	1
Provision for loan losses	(160)	(150)	7	(1,150)	(86)
NII after loss provision	4,409	4,323	2	3,384	30
Investment security gains (losses)	--	193	(100)	397	(100)
Non-interest income	1,055	858	23	898	17
Non-interest expense	(3,994)	(3,623)	10	(4,115)	(3)
Income before tax	1,470	1,751	(16)	564	161
Federal income tax expense (benefit)	321	419	(23)	21	1,429
Net income (loss)	$ 1,149	$ 1,332	(14)%	$ 543	112%

PER COMMON SHARE DATA
Number of shares outstanding (000s)	4,528	4,528	-- %	4,528	-- %
Earnings per share	$ 0.25	$ 0.29	(14)	$ 0.12	108
Dividends	0.05	0.03	67	0.05	--
Market value	15.30	10.75	42	15.75	(3)
Book value	12.62	11.55	9	12.33	2
Market value to book value	121.24%	93.07%	30	127.74%	(5)

BALANCE SHEET DATA
Assets	$ 555,996	$ 525,926	6%	$ 568,932	(2)%
Investments securities	170,512	169,975	0	170,108	0
Total loans	343,911	312,223	10	360,185	(5)
Total deposits	439,471	417,369	5	456,761	(4)
Borrowings	52,753	43,582	21	49,914	6
Shareholders' equity	57,155	52,309	9	55,852	2

AVERAGE BALANCE SHEET DATA
Average assets	$ 561,412	$ 540,817	4%	$ 552,680	2%
Average total loans	348,180	331,489	5	335,885	4
Average total deposits	447,179	425,772	5	437,923	2
Average shareholders' equity	56,375	50,990	11	55,756	1

ASSET QUALITY RATIOS
Net (charge-offs) recoveries	$ 3	$ 137	(98)%	$ (26)	(112)%
Net (charge-offs) recoveries to average loans	0.00%	0.17%	(100)%	(0.03)%	(100)%
Non-performing loans as a % of loans	2.70	1.89	43	2.58	5
Non-performing assets as a % of assets	1.81	1.18	53	1.77	2
Allowance for loan losses as a % of total loans	1.56	1.30	20	1.44	8
Allowance for loan losses as a % of non-performing loans	57.68	68.63	(16)	56.07	3

FINANCIAL RATIOS\STATISTICS
Return on average equity	8.15%	10.45%	(22)%	3.90%	109%
Return on average assets	0.82	0.99	(17)	0.39	110
Net interest margin	3.66	3.70	(1)	3.68	(1)
Efficiency ratio	68.29	65.33	5	72.72	(6)
Number of employees (FTE)	149	151	(1)	153	(3)

CAPITAL RATIOS
Tier 1 leverage ratio
Company	10.74%	10.48%	2%	10.66%	1%
Bank	9.28	8.96	4	9.17	1
Tier 1 risk-based capital ratio
Company	14.39	14.89	(3)	14.58	(1)
Bank	12.46	12.75	(2)	12.56	(1)
Total risk-based capital ratio
Company	15.63	15.98	(2)	15.82	(1)
Bank	15.16	15.44	(2)	15.31	(1)
CONTACT: James M. Gasior, President & CEO
         (330) 282-4111